Exhibit 99.2

AOS Announces Sale of Portion of JV Equity Interest and Financial Deconsolidation

SUNNYVALE, Calif.--(BUSINESS WIRE)--December 7, 2021--Alpha and Omega Semiconductor Limited (“AOS”) (NASDAQ: AOSL) today announced a transaction related to a sale of approximately 2.1% of the outstanding equity interest in the joint venture company in Chongqing, China (the “JV Company”) to a third party investor for an aggregate purchase price of RMB 108 million, or approximately $16.9 million based on the currency exchange rate as of December 1, 2021 (the “Transaction”). The Transaction was closed on December 2, 2021. AOS is reducing its ownership to below 50% to increase the flexibility of the JV Company to raise capital to fund its future expansion. Following the Transaction and the successful ramp up to its Phase I target run rate in the September quarter of 2021, as planned, the JV Company intends to raise up to $200 million through private funding rounds for its Phase II expansion.

In addition to immediate private funding rounds, the JV Company is also contemplating an eventual listing on the Science and Technology innovAtion boaRd, or STAR Market, of the Shanghai Stock Exchange. The Transaction assists the JV Company in meeting certain regulatory listing requirements. A potential STAR Market listing may take several years to consummate and there is no guarantee that such listing by the JV Company will be successful or will be completed in a timely manner, or at all.

As part of the Transaction, AOS’s right to designate directors on the board of JV Company will be three (3) out of seven (7) directors, instead of four (4) directors as provided under the JV contract prior to the Transaction. As a result of the Transaction, AOS has made a preliminary determination that the JV Company should be deconsolidated from the consolidated financial statements of AOS under applicable U.S. GAAP accounting rules. Going forward, the JV Company will be accounted for under the equity method of accounting.

The post-transaction 48.8% equity interest owned by AOS is valued at approximately $391.4 million. The Transaction is expected to result in a capital gain of approximately $364.8 million, net of applicable taxes, for AOS, which will be recognized in the December 2021 quarterly income statement. The realized gain is expected to result in an associated current tax payment of $2.2 million, while the unrealized gain will result in a deferred tax liability.

The deconsolidation is not expected to have a material impact on AOS’s operational financial performance. Our GAAP and non-GAAP guidance for the December 2021 quarter remains unchanged. Please note the gain and related taxes resulted from the Transaction and the deconsolidation will be reflected in our GAAP income statement. For non-GAAP financials, we intend to exclude the gain and the future equity income (loss) from the equity investee.

AOS Chief Executive Officer Dr. Mike Chang commented, “This Transaction is the next step in our plan for the JV Company. By optimizing our shareholding structure, the JV company can enhance its flexibility in future capital raising while AOS can continue to access the JV Company’s manufacturing capacity as one of the key customers. We believe it is in the best interests of all stakeholders, including AOS shareholders who benefit from the value we helped create at the JV Company. Our team will continue to pursue a multi-faceted capacity expansion plan, which includes the JV Company’s Phase II, a $100 million expansion of our Oregon fab, and working closely with our foundry partners. We are excited about our prospects for growth and are confident we will be able to reach our mid-term goal of $1 billion in annual revenue by calendar year 2024/2025.”

For a more detailed description of the share transfer agreement and related transactions, please see the Current Report on Form 8-K filed by AOS on December 7, 2021. The assessment as to whether the JV Company will be deconsolidated and measurement of the realized gain is ongoing and will be finalized in conjunction with the Company’s financial statement close process for the three months ending December 31, 2021.

About AOS

Alpha and Omega Semiconductor Limited, or AOS, is a designer, developer, and global supplier of a broad range of power semiconductors, including a wide portfolio of Power MOSFET, IGBT, IPM, TVS, HVIC, SiC/GaN, Power IC, and Digital Power products. AOS has developed extensive intellectual property and technical knowledge that encompasses the latest advancements in the power semiconductor industry, which enables us to introduce innovative products to address the increasingly complex power requirements of advanced electronics. AOS differentiates itself by integrating its Discrete and IC semiconductor process technology, product design, and advanced packaging know-how to develop high-performance power management solutions. AOS’s portfolio of products targets high-volume applications, including portable computers, flat-panel TVs, LED lighting, smartphones, battery packs, consumer and industrial motor controls, automotive electronics, and power supplies for TVs, computers, servers, and telecommunications equipment. For more information, please visit www.aosmd.com.

Forward-Looking Statements

This press release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management's judgment, beliefs, current trends, and anticipated product performance. These forward-looking statements include, without limitation, statements relating to the proposed STAR listing of the JV Company; the impact of deconsolidation on the Company’s financial results; the ability of AOS to access sufficient manufacturing capacity; and the JV Company’s plan to raise additional capital to fund its expansion plan. Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, the impact of COVID-19 pandemic on our business; our ability to successfully operate our joint venture in China; our ability to develop and succeed in the digital power business; difficulties and challenges in executing our diversification strategy into different market segments; new tariffs on goods from China; ordering pattern from distributors and seasonality; changes in regulatory environment and government investigation; our ability to introduce or develop new and enhanced products that achieve market acceptance; decline of PC markets; the actual product performance in volume production; the quality and reliability of our product, our ability to achieve design wins; the general business and economic conditions; the state of semiconductor industry and seasonality of our markets; our ability to maintain factory utilization at a desirable level; and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2021 filed by AOS with the SEC and other periodic reports we filed with the SEC. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today's date, unless otherwise stated, and AOS undertakes no duty to update such information, except as required under applicable law.

Contacts

Investor and media inquiries:

The Blueshirt Group
Gary Dvorchak, CFA
+86 (138) 1079-1480
gary@blueshirtgroup.com